EXHIBIT 99.1

This is a joint press release by Liberty Global plc (“Liberty Global”) and Ziggo N.V. (“Ziggo”) in connection with the completed recommended public offer(the “Offer”) by LGE HoldCo VII B.V., an indirect wholly-owned subsidiary of Liberty Global (the “Offeror”), for all the issued and outstanding shares in the capital of Ziggo not owned by Liberty Global and its affiliates. The Offer was made solely pursuant to the Offer Memorandum, dated June 27, 2014, approved by the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten), and the U.S. prospectus/offer to exchange, dated August 19, 2014, forming part of the Registration Statement on Form S-4 filed by Liberty Global with the United States Securities and Exchange Commission (“SEC”) and any amendments or supplements to such Offer materials. This announcement is not for release, publication or distribution, in whole or in part, in or into, directly or indirectly, Canada and Japan. This announcement is formally required pursuant to Article 17(4) of the Decree on Public Takeover Bids Wft (Besluit Openbare Biedingen Wft).

Liberty Global Completes Post-Closing Acceptance Period for Ziggo

•	Liberty Global holds 98.4% of all Ziggo Shares after the Post-Closing Acceptance Period

•	Following statutory squeeze-out proceedings, Liberty Global will own 100% of Ziggo

•	Delisting and statutory squeeze-out to commence as soon as possible

Denver, Colorado and Utrecht, the Netherlands - November 21, 2014

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) and Ziggo N.V. (“Ziggo”) today announce that the post-closing acceptance period (na-aanmeldingstermijn) (the “Post-Closing Acceptance Period”) relating to the previously announced recommended public offer to Ziggo shareholders (the “Offer”) by a subsidiary of Liberty Global expired at 17:40 hours CET (11:40 a.m. hours EST) on Wednesday, November 19, 2014. During the Post-Closing Acceptance Period, 21,160,310 Ziggo ordinary shares (“Shares”) representing approximately 10.6% of all issued and outstanding Shares, were tendered. The Shares tendered in the Post-Closing Acceptance Period, together with the 175,771,391 Shares that were already held by Liberty Global, represent approximately 98.4% of all issued and outstanding Shares.

In addition, as a result of the acquisition by Liberty Global of more than 95% of the Shares, the listing and trading of the Shares on Euronext Amsterdam will be terminated on December 22, 2014. Therefore, the last day of trading of the Shares will be on December 19, 2014. Furthermore, Liberty Global will initiate a statutory squeeze-out procedure in accordance with article 2:359c and 2:92a of the Dutch Civil Code as soon as possible, in order to acquire the remaining Shares not owned by Liberty Global.

About Liberty Global
Liberty Global is the world’s largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading services are provided through next-generation networks and innovative technology platforms that, when combined with those of Ziggo N.V., connected 27 million customers subscribing to 56 million television, broadband internet and telephony services at September 30, 2014.

Liberty Global's consumer brands include Virgin Media, UPC, Ziggo, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Liberty Global Business Services, our commercial division, and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Marcus Smith	+44 20 7190 6374
Christian Fangmann	+49 221 84 62 5151	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

About Ziggo
Ziggo is a Dutch provider of entertainment, information and communication through television, internet and telephony services. The company serves around 2.8 million households, with 2.0 million internet subscribers, over 2.3 million subscribers for digital television and 1.6 million telephony subscribers. Business-to-business subscribers use services such as data communication, telephony, television and internet. The company owns a next-generation network capable of providing the bandwidth required for all future services currently foreseen. More information on Ziggo can be found on: www.ziggo.com. For more information please contact:

Investor Relations:		Corporate Communications:
Wouter van de Putte	+31 (0) 88 717 1799	Martijn Jonker	+31 (0) 88 717 2419
Caspar Bos	+31 (0) 88 717 4619

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